Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”), effective February 1, 2015, is made by and between FIVE BELOW, INC. (the “Company”), and THOMAS VELLIOS (“Executive”).

WHEREAS, the Company and Executive are parties to an employment letter agreement, dated October 14, 2010, as amended on September 28, 2011 (the “Agreement”); and

WHEREAS, the Company and Executive wish to further amend the Agreement to reflect Executive’s voluntary resignation as the Company’s Chief Executive Officer, which was effective as of January 31, 2015.

NOW THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1. The section of the Agreement next to the heading “POSITION” is hereby deleted in its entirety and replaced with the following:

“Executive Chairman”

2. The section of the Agreement next to the heading “COMPENSATION” is hereby deleted in its entirety and replaced with the following:

“You will be paid an annual base salary of $600,000, payable in accordance with the Company’s regular payroll practices, effective as of February 1, 2015, which annual base salary will be subject to annual review for increase by the Company’s Board of Directors (the “Board of Directors”) or the Compensation Committee of the Board of Directors (the “Compensation Committee”) commencing with the Company’s 2016 fiscal year.

Commencing with the Company’s 2015 fiscal year, you will be eligible for a target and maximum performance bonus of 50% of your annual base salary, subject to satisfaction of pre-established Company performance goals applicable to the Company’s senior executive officers under the Company’s annual management cash bonus plan. Additionally, if the target performance goals are not attained, any lesser performance bonus and/or any threshold bonus that you may receive shall be determined consistent with the Company’s senior executive officers.”

3. The section of the Agreement with the heading “EQUITY” and the section next to such heading are hereby deleted in their entirety.

4. A new section of the Agreement entitled “OTHER TERMINATIONS” shall be added under the section entitled “SEVERANCE” which shall read in its entirety as follows:

“If the Company terminates your employment for “Cause”, or if you resign your employment without “Good Reason,” (including without limitation, any termination of employment due to your voluntary resignation from the Board of Directors or your refusal to stand for reelection to the Board of Directors when the Board of Directors is willing to nominate you for reelection), you will not be entitled to the severance payments and benefits set forth above and you will only be entitled to such portion of your annual base salary earned but unpaid through the date of termination.”

5. The Agreement, as modified by this Amendment, is hereby ratified and confirmed in all respects.

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IN WITNESS WHEREOF, each Company has caused this Amendment to be executed by its duly authorized officer, and Executive has executed this Amendment, in each case on the 18th day of February, 2015.

FIVE BELOW, INC.

By:	/s/ Joel D. Anderson
Name:	Joel D. Anderson
Title:	President and Chief Executive Officer

/s/ Thomas Vellios
THOMAS VELLIOS